Exhibit 99.1

Nevro Reports First Quarter 2019 Financial Results

Redwood City, Calif., May 9, 2019 - Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today reported financial results for the first quarter ended March 31, 2019.

Revenue for the first quarter of 2019 was $82.1 million, a 6% decrease compared to $87.6 million during the prior year period. U.S. revenue for the first quarter of 2019 was $65.8 million, a 7% decrease compared to $70.6 million in the prior year period. International revenue was $16.3 million compared to $17.0 million in the prior year period. This represents a 4% decrease on an as-reported basis and a 4% increase on a constant currency basis. The year-over-year decrease in U.S. revenue was primarily due to the Company’s decision in the first quarter of 2019 to diminish the impact of high volume product orders. Absent this change, first quarter 2019 U.S. revenues would have been approximately in line with the prior year.

“The Nevro team is intently focused on improving our commercial execution to better position the Company to deliver growth, consistent financial performance and long-term shareholder value,” said D. Keith Grossman, President and CEO.  “The Company enjoys differentiated products based on solid clinical evidence, a robust clinical pipeline and smart, dedicated people. In addition, the Spinal Cord Stimulation (SCS) market is still underpenetrated and we believe it offers continued growth opportunities for Nevro’s existing product offerings, as well as new products and indications to help more patients who live with chronic pain.”

Gross profit for the first quarter of 2019 was $53.2 million, which included a one-time charge of approximately $3.6 million related to Senza I raw materials associated with the product transition from Senza I to Senza II, compared to $62.0 million in the prior year period.  Gross margin was 65% in the first quarter of 2019, or 69% excluding one-time items, compared to 71% in the prior year period.

Operating expenses for the first quarter of 2019 were $95.5 million, a 23% increase compared to $77.7 million in the prior year period. Higher operating expenses were primarily driven by increased headcount and related personnel costs. In addition, one-time expenses associated with the Company’s management transition and shareholder activism defense totaled $5.6 million.  Legal expenses associated with patent litigation were $1.3 million for the first quarter of 2019.

Net loss from operations for the first quarter of 2019 was $42.3 million, an increase of 169% compared to $15.7 million in the prior year period.

The balance of cash, cash equivalents and short-term investments was $239.6 million as of March 31, 2019, compared to $264.5 million at the end of 2018. Cash used in operating activities was $21.7 million for the first quarter of 2019.  Net cash used during the quarter was primarily attributable to annual employee compensation that occurs in the first quarter of every year, increased headcount and related costs compared to the prior year period, and one-time items related to the Company’s management transition and advisor fees associated with its shareholder activism defense.

Second Quarter 2019 Financial Guidance

In connection with D. Keith Grossman’s appointment as President and Chief Executive Officer on March 19, 2019, the Company suspended full year 2019 revenue guidance. While Nevro continues to assess its business under new leadership, it is providing limited second quarter 2019 financial guidance to give investors an update on its near-term expectations.  Based on the Company’s current business outlook, Nevro expects second quarter 2019 worldwide revenue to be in the $87-$89 million range.  Gross margin is expected to be in the high 60 percent range.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (833) 286-5807 in the U.S. or (647) 689-4452 internationally, using Conference ID: 8297157.  In addition, a live webcast will be available on the “Investors” section of the company’s website at www.nevro.com, as well as an archived recording.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the SENZA® spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. The SENZA® system is the only SCS system that delivers Nevro's proprietary HF10™ therapy. Senza, Senza II, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, revenue projections, strategic initiatives and growth, reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza in the U.S. and international markets; and our expectations for worldwide revenue for the second quarter 2019. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our quarterly report on Form 10-Q that we expect to file on May 9, 2019, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended March 31, 2019 are not necessarily indicative of our operating results for any future periods.

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Investor Relations Contact:

Juliet Cunningham

Vice President, Investor Relations
ir@nevro.com

Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2019	2018
	(unaudited)
Revenue	$82,148	$87,635
Cost of revenue	28,939	25,634
Gross profit	53,209	62,001
Operating expenses:
Research and development	14,135	11,085
Sales, general and administrative	81,328	66,618
Total operating expenses	95,463	77,703
Loss from operations	(42,254)	(15,702)
Other income (expense):
Interest income (expense), net	(1,139)	(1,545)
Other income (expense), net	(343)	(123)
Loss before income taxes	(43,736)	(17,370)
Provision for income taxes	340	343
Net loss	(44,076)	(17,713)
Changes in foreign currency translation adjustment	276	577
Changes in unrealized gains (losses) on short-term investments	245	(351)
Net change in other comprehensive loss	521	226
Comprehensive Loss	$(43,555)	$(17,487)
Net loss per share, basic and diluted	$(1.45)	$(0.59)
Weighted average shares used to compute net loss per share, basic and diluted	30,363,623	29,836,277

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$40,704	$51,266
Short-term investments	198,892	213,281
Accounts receivable, net	69,044	80,656
Inventories, net	93,140	92,035
Prepaid expenses and other current assets	8,174	6,621
Total current assets	409,954	443,859
Property and equipment, net	12,216	12,801
Operating lease assets	23,948	—
Other assets	11,390	5,850
Restricted cash	606	606
Total assets	$458,114	$463,116
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$23,074	$23,505
Accrued liabilities and other	41,967	38,909
Total current liabilities	65,041	62,414
Long-term debt	154,325	152,394
Long-term operating lease liabilities	23,006	—
Other long-term liabilities	1,643	2,825
Total liabilities	244,015	217,633
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 30,447,769 and 30,263,536 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	30	30
Additional paid-in capital	564,783	552,612
Accumulated other comprehensive loss	(556)	(1,077)
Accumulated deficit	(350,158)	(306,082)
Total stockholders’ equity	214,099	245,483
Total liabilities and stockholders’ equity	$458,114	$463,116

SOURCE: Nevro Corp.